Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-127032 and 333-145548) on Forms S-8 and Registration Statement (No. 333-145350) on Form S-3 of Western Alliance Bancorporation of our reports dated March 4, 2011 relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2010.
/s/ McGLADREY & PULLEN, LLP
Las Vegas, Nevada
March 4, 2011